Exhibit 16.1

December 13, 2017

Securities and Exchange Commission
100 F. Street N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of Headtrainer, Inc., f/k/a Telehealthcare, Inc. (the “Company”) Form 8-K to be filed on December 13, 2017 and are in agreement with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, CA
December 13, 2017